Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q4 2013 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I

RONALD A. BALLSCHMIEDE, Executive Vice President and Chief Financial Officer, CB&I

5:00 to 6:07 p.m., Eastern Standard Time

Tuesday, February 25, 2014

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE

7040 31st Street, N.W.

Washington, D.C. 20015

(202) 362-6622

P R O C E E D I N G S

TELECONFERENCE OPERATOR: Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing. While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or the results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron’s results for the fourth quarter and full year 2013.

With me today is CB&I’s Chief Financial Officer, Ron Ballschmiede, who will discuss the company’s overall financial performance. In order to allow for additional opportunity to take your questions, we have shortened the duration of our prepared remarks. I will be summarizing the overall results of the company and our operating groups, followed by Ron who will report our financial results for the quarter and full year.

2013 was a very good year for CB&I. Our backlog of business on projects in shops, labs, and engineering offices performed at record levels. We maintained our relentless focus on safety, capitalized on the continued growth in our markets, and achieved record financial results with $11.1 billion in revenue, $12.3 billion in new awards, backlog of almost $28 billion, and earnings per share of $4.91, excluding acquisition-related cost. We attribute that success to our talented workforce and unique business model that delivers a more complete supply-chain solution to our customers.

At CB&I, safety is our highest priority. In 2013, we continued to extend our exceptional safety record with more than 146 million hours completed around the world and with a 0.5 lost-time incident rate, which means we just had one lost time incident for every 3.5 million hours worked. Projects like Ecopetrol’s REFICAR project in Cartagena, Colombia, had 60 million work hours, Exxon’s Papua New Guinea project with almost 20 million work hours, and the MOX Savannah River program in South Carolina with over 17.5 million work hours, all without a lost-time incident. These projects are representative of our commitment to the belief that zero accidents is achievable.

We continue to focus on the capabilities of our direct-hire model with CB&I recruiting, hiring, training, and managing employees in locations around the world. The combination of our safety record, long history of direct-hire operations, and expertise in personnel management makes CB&I an employer of choice in the industry and will position us well for the increasing demand for resources in North America and elsewhere in the world.

Our new awards during the year are indicative of our global diversity across the markets in the energy infrastructure industry. They range from a large-scale LNG liquefaction terminal, petrochemical plants, an export propane terminal in the U.S., air quality control programs for power plants in the U.S., piping and storage for key LNG liquefaction terminals and ethane crackers, a plant services contract for Peru LNG, a paraxylene technology contract with GS Caltex, as well as numerous strategic petrochemical and refining technology licensing awards around the globe.

Now I will briefly provide some highlights from our four operating groups. During the year, our Engineering, Construction, and Maintenance group continued to capitalize on a robust end market in oil and gas with strong bookings for projects in North America in LNG and petrochemical developments, as well as expansion work for our existing projects. As our fourth-quarter awards for Freeport LNG and Occidental’s ethane cracker demonstrate, the integrated supply-chain solution we are able to provide gives customers greater confidence and CB&I a competitive advantage. In the case of both of these projects, we provided conceptual design and feed and will now be providing full EPC services.

Recently we announced our cooperation agreement with Chiyoda to partner in LNG opportunities in North America. We believe that Chiyoda’s global experience in LNG and their outstanding reputation complements CB&I’s project management, execution capabilities, and expertise in North America.

Our Engineering, Construction, and Maintenance power business received air quality control awards, and importantly, we continue to see potential for future expansion on gas power generation in North America; nuclear power in Asia Pacific, the Middle East, and Europe; and solid fuel power generation in South Asia and South America.

During the quarter, we announced our strategic agreement with the China Power Investment Corporation, one of the three nuclear power plant owners and operators in China, and we expect these opportunities to start gaining traction during this year.

Our plant maintenance business capabilities added a new value-add to our oil and gas business internationally with a contract for the maintenance of Peru LNG, and we continue to capitalize on our ability to leverage our position in power services with awards like the nuclear fleet maintenance contracts we announced during the year, as well as small capital work for traditional customers.

In Government Solutions, it continues to be a solid contributor despite significant challenges in the government arena, including sequestration and a 16-day government shutdown during the quarter. We have also seen key opportunities expected for 2013 pushed out to 2014 with opportunities we continue to actively pursue.

Looking forward, Government Solutions is anticipating moderate growth, particularly in environmental remediation, landfill gas to energy projects, aging infrastructure replacement, and other environmentally oriented opportunities.

The group has also implemented internal adjustments in its organizational structure which have resulted in improved efficiencies and cost synergies by consolidating their operations.

In addition, our joint venture mixed-oxide program at Savannah River, better known as MOX, continues at reduced spending level but is performing very well with productivity and progress at planned levels and with outstanding quality and safety results. We are hopeful that the program will be refunded during the next budgeting discussions in Washington, and we are really pleased with the proactive leadership from the DOE and various congressional supporters of the program.

Technology had another year of strong sales, record revenues and earnings, and our joint venture with Chevron, called CLG, exceeded expectations with exceptional technology and catalyst sales.

During the year, we commissioned our new manufacturing and research facility in Pasadena Texas, added key strategic technologies to our portfolio through acquisitions, such as our acquisition of E-Gas solid gasification technology, and broadened our offering by signing an agreement with Clariant to develop polypropylene catalysts through various commercialization agreements.

End markets for Technology remained strong, with U.S. shale attracting new petrochemical investments in North America and incremental activity in global refining markets driven by diesel protection, residue conversion, and demand for cleaner fuels.

During the quarter, the Technology group experienced all-time highs in refining catalyst orders, and our engineering centers continue to operate at high utilization rates, and we expect these trends to continue through 2014.

Fabrication Services experienced healthy demand during 2013. This operating group’s U.S. end markets remained robust due to shale gas developments and the viability of petrochemical and liquefied natural gas export projects.

During the quarter, Fabrication Services advanced negotiations to secure long-term agreements for pipe spools and storage tanks. These agreements enhance our ability to market best-in-class project components to third parties, including plate structures, pipe spools, pipe induction bending, and modularization.

Recently, we announced a significant long-term agreement with Dow Chemical to supply fabrication services for a variety of projects on the Gulf Coast. We continue to make progress on strengthening a quality-driven, safety-conscious work environment at our Lake Charles fabrication shop. In addition, the fabrication of modules, pipe spools, and structural steel for the Vogtle and V.C. Summer nuclear power plants made good progress during the quarter. Today, the total of 220 modules for the first units have been shipped as more of the effort transition to the construction sites.

Our outlook for Fabrication Services is very optimistic. We feel confident that our capability to meet the demands of future growth through our shops, prudent investments in capacity, and increases in productivity support not only CB&I projects but the total range of energy CAPEX around the world.

Before I turn the call over to Ron to report the financial details of 2013, I just want to take a moment to thank our employees. We have just passed the 1-year mark since the financial close of the Shaw acquisition, and as I have told you before, our employees work extremely hard to ensure that we became one CB&I last February and made the transition virtually seamless. Their commitment to the integration continued throughout the year, as reflected in our strong results and success in building a world-class, highly competitive company.

Ron?

MR. BALLSCHMIEDE: Thanks, Phil, and good afternoon, everyone.

Let me take you through our financial performance for another strong year and quarter. In order to focus on the ongoing company’s operating performance during the quarter and year, I will discuss our results, excluding the acquisition- and integration- related cost, as set forth in more detail in the earnings release.

Revenue for the fourth quarter was $3 billion, up $1.5 billion or essentially doubles that of the fourth quarter of 2012. The revenue increase reflects significant quarter-over-quarter growth of our legacy business units, up $337 million or 22 percent, driven by increased activity on our large projects and the execution of our higher beginning-of-year backlog. The balance of the fourth quarter revenue growth of $1.1 billion represents revenue from our acquired operations.

Full-year revenue totaled $11.1 billion, an increase of $5.6 billion over 2012. Approximately 30 percent of the revenue increase was generated by our legacy businesses. We previously announced our 2014 revenue guidance range of 12.6- to $13.2 billion, an indicative increase of 60 percent based on the midpoint of our guidance. This revenue growth reflects the continued high activity and ramp-up of several large projects in our backlog, the increase in our year-over-year opening backlog, and a full year of revenue from the February ‘13 Shaw acquisition.

Our 2014 revenue burn is anticipated to be 35 to 40 percent of our record 2000 year-end backlog of $27.8 billion. This backlog burn compares to 45 to 50 percent for legacy CB&I in 2013 and reflects the increasing overall duration of projects in our backlog, specifically our major LNG and nuclear projects.

Gross profit for the quarter totaled $339 million versus $198 million in the comparable 2012 quarter. The increase was driven by the acquisition and higher revenues from our historical CB&I business units. Each of our operating groups continued to benefit from the solid project execution and performed consistent with our expectations.

The decline in our fourth quarter gross margin to 11.3 percent from 12.9 percent in the fourth quarter of 2012 reflects the lower gross profit characteristics of the acquired Shaw business units and the changing relative volume mix of our legacy business units. Specifically, and as we expected, more than three-fourths of our legacy quarter-over-quarter consolidated revenue increase came from our oil and gas business unit which accounted for 63 percent of our historical consolidated revenue base.

The balance of the gross margin change is attributable to the acquisition which generally delivers an overall lower gross profit percentage than our pre-acquisition metrics. On a sequential quarter-over-quarter basis, our gross margin improved by 70 basis points over the third quarter of 2013. Obviously, both of those quarters included the acquired operation for the full quarter. I will come back and discuss the changes in our revenue and operating income by operating group in a moment.

Selling and administrative expenses increased, $99 million from $59 million in the fourth quarter of 2012. The acquisition accounted for the vast majority of the dollar increase. While our integration and consolidation activities are continuing, as I indicated in our previous earnings call, our day one activities and our actions to date have exceeded the high end of our previously communicated annual cost synergy savings range of 30- to $50 million.

Accordingly, our full-year S&A expense benefited from these savings and our continued operating leverage. Our S&A expense was 3.3 percent of revenues for the fourth quarter, down six-tenths of a percent, from 3.9 percent in the fourth quarter of 2012. Further, we expect our full-year 2014 S&A expense to approximate the fourth quarter 2013 rate of 3.3 percent of revenues.

As an important reminder when thinking of stock-based compensation and cost, GAAP requires certain stock-based compensation to retiree-eligible participants to be expensed in the quarter in which the awards are made. CB&I’s long-term incentive compensation awards are made in the first quarter. Consequently, for the aforementioned accounting results, we had approximately 60 percent of our full-year stock-based compensation expense being recorded in the first quarter, predominantly within S&A.

In terms of EPS, the first quarter of 2014 stock-based compensation expense is expected to incrementally exceed the related expense for each of the second and third and fourth quarters of 2014 by approximately 18 cents per share per quarter. That just is an important metric to think about as you look at our quarterly flow of income for our business.

Intangible amortization totaled 18.4 million in the fourth quarter and 61 million for the full year. Our full-year 2014 intangible amortization is expected to be approximately $70 million.

Acquisition- and integration-related costs for the fourth quarter of 2013 were primarily related to facility consolidation and totaled 19.3 million or 11 cents per share. The acquisition and integration costs together with pre-closing and one-time first quarter financing cost totaled 106.3 million for the year or 68 cents per share.

Finally, fourth quarter-adjusted income from operations was 230 million or 7.7 percent of revenues, compared to 145 million or 9.4 percent of revenue in the fourth quarter of ‘12.

For the full year of ‘13, adjusted income from operations totaled a record $780 million or 7 percent of revenues, up from 314 million or 67 percent up over 2012.

During the fourth quarter of ‘13, we recognized incremental income tax benefits relating to the recognition of a remaining U.K. NOL, primarily driven from the project losses of 2007 and 2008, and the recognition of additional U.S. foreign tax credits. With regard to the U.K. NOL, our U.K. earnings from 2009 forward have been very strong, and in the fourth quarter of 2013, we utilized the final balance of the approximate $75 million NOL recorded in 2008.

Consequently, the fourth quarter and full-year tax provision benefited by a total of $77.8 million or 72 cents per share. Our effective tax rate for the fourth quarter and year excluding these items were 27 percent and 28 percent, respectively. Our effective tax rate benefited from a more favorable mix of geographic income and other higher global tax credits. We expect our full-year 2014 effective tax rate to be approximately 32 percent.

Our net income attributable to non-controlling interest for the quarter totaled $20 million, an increase of $13 million over 2012. The increase primarily reflects the increasing activity of our Gorgon MEI and Papua New Guinea gas processing project and the impact of the acquisition. The summation of all that resulted in the fourth quarter adjusted net income of $208.9 million or adjusted earnings per share of $1.91.

For the full year, adjusted net income was 527.4 million or adjusted earnings per share of $4.91. Both the quarter and the year reflect the highest earnings in our company’s history.

After including the acquisition- and integration-related cost of 11 cents per share for the fourth quarter and 68 cents for the full year, GAAP earnings were $1.80 and $4.23 per diluted share respectively.

As we previously communicated, our adjusted EPS guidance for 2014 is $4.80 to $5.65. The adjusted EPS guidance excludes the integration-related cost, anticipated to be 15- to $25 million or 10 to 15 cents per share.

Adjusted EBITDA totaled 279 million or 9.3 percent of revenues for the fourth quarter of 2003 compared to 160 million or 10.4 percent of revenue compared to 2012 quarter—sorry—2013, ‘13 of 279 compared to ‘12 of 160. Adjusted EBITDA for the full year totaled 960 million for 8.7 percent of revenues. All of the above are also high watermarks by a significant margin.

Now let me take you through each operating group’s fourth quarter results. Each of our operating group’s 2013 results were consistent with or in some cases exceeded our expected annual range of operating results, which we have previously discussed. Specifically, our annual performance expectations, our operating income in the range of 4 to 7 percent for EC&M, 8 to 11 percent for Fabrication Services, and 3 to 6 percent for Government Solutions. Finally Technology’s 2013 operating income exceeded our expectations and totaled $157 million.

Our new awards for the fourth quarter totaled $5.3 billion and $12.3 billion for the year, representing a book-to-burn ratio of 176 million for the quarter and 110 percent for full—for 2003 [sic]. Our major fourth quarter new awards included $2.5 billion for our share of the Freeport LNG project and a billion dollars for the Occidental ethylene project. The balance of new awards of approximately 1.8 billion reflects the important underpinning work and normal project growth which is spread nicely between our operating groups and project types around the world.

Our December 31st, 2013, backlog totaled 27.8 billion, up from 10.9 billion at the beginning of the year. This increase includes acquired backlog of approximately 16.8 billion.

Our non-U.S.-dollar-denominated backlog decreased by approximately $800 million in 2013 due to the strengthening of the U.S. dollar primarily against Australia, Colombia, and Canadian currencies. While these currency fluctuations can cause variations in our reported backlog, the fluctuations have not resulted in significant variations in our operating results.

EC&M fourth quarter revenue totaled 1.9 billion, an increase of 918 million over the fourth quarter of ‘12. Approximately 72 percent or 663 million of that increase was attributable to the acquisition. The balance of the revenue growth was for organic growth of our oil and gas operation, which increased its revenues 26 percent, up to $1.2 billion. The most significant driver of this organic revenue increase was related to increasing activities on our LNG and gas processing work in the Asia Pacific area.

Finally, with our strong backlog position and significant awards booked in late 2013, we expect our 2014 first quarter revenue to be generally consistent with 2013, with the 2013 fourth quarter, and subsequent quarter revenues increasing sequentially throughout 2014.

Income from operations totaled $110 million or 5.8 percent of revenues in the fourth quarter of 2013, compared to 60 million or 6.2 percent in 2012. Factors contributing to the change in the quarter’s operating income included the impact of the acquired power revenue and organic revenue growth discussed earlier.

With respect to Fabrication Services, fourth quarter 2013 revenue was $698 million, an increase of $273 million over 2012. Revenue for the acquired fabrication and manufacturing operations totaled $173 million, with operating income of $15 million.

Steel Plate Structures revenue increased $100 million or 24 percent to $525 million on higher activity for our LNG tank projects in Asia Pacific region and storage tank work in North America, partially offset by the completion of various projects in the Middle East. Operating income totaled $76 million or 10.8 percent of revenues, compared to $43 million or 10.2 percent of revenues in 2012. Fabrication and manufacturing operating margin was 8.8 percent of revenues, and Steel Plate Structures margin were 11.5, reflecting changes in the mix of the projects and processes during the quarter.

Technology reported revenue of $130 million, compared to 148 in the fourth quarter of 2012. The decrease in revenue reflects a lower volume of heat transfer revenue, driven by normal timing considerations, offset somewhat by stronger licensing and catalyst revenue. Fourth quarter operating income totaled $40 million, benefiting from the timing of the delivery of licensing and catalyst activities and strong refining-related equity earnings.

Finally, Government Solutions reported revenue of $289 million and operating income of $4 million. The quarter and year results were negatively impacted by the sequestration, work stoppages, and the ongoing uncertainties with respect to government funding, spending, and prioritization.

Now a few comments on our balance sheet and cash flow. Our balance sheet and liquidity remained strong. At the end of December, our shareholders’ equity exceeded $2.5 billion. Our cash balance was $421 million, and cash and other revolving borrowings was $306 million, an improvement from $29 million from March 31st, 2013, the first quarter subsequent to the Shaw acquisition. We continue to enjoy significant support from the credit market to support our new awards, growth, and strategic opportunities.

We finalized our new $1.35 billion revolving credit facility in the fourth quarter. This revolver replaces our previous $1.1 billion facility, which was due to expire in mid- 2014. The new facility has a 5-year term, expiring in 2018, and brings our total revolving facility capacity to $2 billion. The facilities will continue to be used primarily for project-related letters of credit to support the significant opportunities in front of us.

During the year, we invested $90 million in capital expenditures, invested $61 million in acquisitions for the continued expansion of Technology’s portfolio, serviced $75 million of our long-term debt, and paid $21 million of common stock dividends. Last week, our Board approved our first quarter cash dividend of 7 cents per share, compared to our quarterly 5-cent-per-share dividends in 2013. In addition, in the fourth quarter, we repurchased 124,000 shares of common stock for $10 million.

We expect our 2014 CAPEX to be in the $175 million range. The increase over 2013 reflects the completion of our additional facility in The Woodlands, enabling us to complete our administrative integration and consolidation activity and investments in the capital-related—in project-related capital and facilities necessary to execute our increased backlog and prospects for 2014 and beyond.

Our investment and contract capital reflecting the combined balances of receivables, inventory, contracts in process, and accounts payable stands at a negative $1.6 billion at the end of the year compared to negative $325 million at the beginning of the year, the increase primarily reflecting the impact of the acquisition.

In closing, our significant backlog and prospects, consistent project execution, and strong financial position provides us with the necessary financial flexibility to deliver our projects and other services and take advantage of the global energy infrastructure market. We remain well positioned for opportunities to grow our company and continue to provide strong returns to our shareholders.

Phil?

MR. ASHERMAN: Thanks, Ron.

Now we’ll take your questions.

[Pause.]

MR. Ballschmiede: Operator, can you open the line for questions, please?

TELECONFERENCE OPERATOR: At this time, if you would like to ask a question, please press Star/1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Andrew Kaplowitz with Barclays Capital.

MR. KAPLOWITZ (Barclays Capital): Good afternoon, guys.

MR. ASHERMAN: Andrew Kaplowitz.

MR. KAPLOWITZ (Barclays Capital): Nice quarter, Phil.

MR. ASHERMAN: Thank you.

MR. KAPLOWITZ (Barclays Capital): So at your Analyst Day, you said that you expected backlog to grow in 2014. So as we sit here after the first 2 months of 2014, can you talk about your conviction in backlog growth this year, and then can you talk about whether there was some project slippage in 4Q? Because I remember you saying you could have made the bottom of your 11-to-15-billion-dollar range in ‘13 without Freeport, and you did at 12.3. I know you mentioned government slipping a little bit, but are these—are there major subcontract LNG and gas processing jobs that you still expect here in the first half of the year?

MR. ASHERMAN: That’s correct, Andy. We did have some slippage into 2014.

When we look out in front of us and as happens many years, we look at a very—a fairly smooth and stable prospect flow, but as we all know, as we get closer to these new jobs, they tend to move to right. But we thought the result for 2013 was very strong.

When we look at going into next year, we certainly have some large projects. We expect to—we certainly are on our screen for the first half of the year, and we will be anticipating those in the first and second quarter.

But most of that is concentrated in North America, new awards, but we have seen some interesting activity in other parts of the world. There is some activity continuing in LNG in Australia as well as some interesting work that is being developed in the Middle East.

So we think it’s going to be a very active year as we see more CAPEX being released, particularly in the energy sectors around the world, so we are quite optimistic.

MR. KAPLOWITZ (Barclays Capital): So you still feel pretty good about backlog growth, and if I had to pin you down?

MR. ASHERMAN: Yeah, you can pin me down.

I will tell you that we—you know, in our funnel that we’ve talked about before, we looked at a nice 70- to $100 billion worth of work out there. That is identified prospects that could, under certain circumstances, be awarded this year. If you assume that our win rate and our hit rate has been running anywhere from 45 to sometimes in some markets 50 percent and then you factor that against the competition, you can get down to—our range last year was certainly increased. Combined with that, we think that probably our burn rate for this year will probably be in the 35-to-40-percent. So I think you can do the math pretty quickly to see that that should lead us to, certainly, incremental backlog growth.

MR. KAPLOWITZ (Barclays Capital): Okay. That’s great, Phil.

So let me try and pin down Dan, as I usually do also, on—

MR. ASHERMAN: Dan is not here. I’m sorry to disappoint you, so—

[Laughter.]

MR. KAPLOWITZ (Barclays Capital): All right, Phil.

MR. ASHERMAN: You’ll just have to put up with Ron and I.

MR. KAPLOWITZ (Barclays Capital): So, all right, let me pin down and Ron and Phil then. So as the Technology has been a double-digit grower, essentially since the recession, and you’ve continued to grow the business, you know, both by buying more technology and just growing the business organically—so as we look forward into ‘14 and beyond, why couldn’t the business continue to grow double digit early and have some pretty good growth to it here in ‘14 and beyond?

MR. ASHERMAN: I think just from steady state, if you look at just the demand for the technologies and the energy markets around the world, Technology has got a tremendous opportunity to continue. They are growing their existing business by double digits each year.

But we think there is probably more opportunity to look at continuing investments, to link other technologies, to improve our catalyst position, which we think we could be somewhat aggressive and think that that could exceed what our normal expectations would be for the technology business.

So when we look for the best return on our capital, for our shareholders’ capital in future years, we certainly think that Technology is the leading candidate for that, as well as Fabrication Services, because we can expand our capacity significantly and get better leverage out of that capital on new facilities around the world.

So those would be the two areas outside of repurchase of stock and dividend that we would look at for our capital allocation.

MR. KAPLOWITZ (Barclays Capital): And, Ron, could I just ask you to clarify something quickly, like around free cash flow in ‘14? Should you start to see the benefit from the nuclear projects stopping, bleeding cash, I guess if you may, you know, and start to actually hit milestones there, so you should see better free cash flow in ‘14, if there’s any color there, it would be great.

MR. BALLSCHMIEDE: Sure, we certainly expect some improvement in ‘14, but just from a macro standpoint on the nuclear projects—and this is not bad—we still have, give or take, a billion dollars of advances, net advances on those projects, and of course, like all advances, they get worked off over time. And if you just did the simple math, we have 4-plus years of heavy go and to grow on those. So you could probably do that math and say, okay, we’re going to unwind those advances on that kind of rate in the next many years.

However, the positive element that is occurring is these large projects in the United States. Of course, it’s been a part of those projects and a part of the world that we are more willing to take a bigger portion of those projects on a classic lump-sum basis, and any time you do that, you start getting advances and down payments and milestone billings, et cetera. So I think we will start seeing that in 2014 from the awards we have already talked about and several of those that are still to come. So I think the balance of those will be a substantial increase, but just mathematically, the other ones will come down a little bit.

MR. KAPLOWITZ (Barclays Capital): Okay. That’s helpful, guys. Thank you.

MR. ASHERMAN: Okay.

TELECONFERENCE OPERATOR: Our next question comes from the line of Michael Dudas with Sterne Agee.

MR. DUDAS (Sterne Agee): Hello.

MR. ASHERMAN: Hi, Michael.

MR. DUDAS (Sterne Agee): Ron, to further the comments on capital spending, how debt repayment and other acquisition potential in 2014, how that may flow through the business?

MR. BALLSCHMIEDE: Sure. I think the cap—the side of opportunities, just that, we will keep our eyes out for opportunities to do some of the things that Phil just talked about, whether they are a narrow-focused expansion of plant facilities to take advantage of fabrication opportunities or if there’s some opportunities come up to expand our Technology portfolio. That’s sort of the number-one thing.

We don’t really have a number on that other than our first goal is to remain flexible and with plenty of dry powder to take advantage of these opportunities when they arise.

We have about $125 million of normally scheduled debt for 2014, which of course have some opportunities to go beyond that, but—and then we continue to look at shares repurchases as we go through the year and keep an eye on how our cash flow occurs, how our orders are coming in, and of course the opportunities to grow our business through the organic side.

So I think we will continue that three-legged stool that we have been talking about for really for several years: first, opportunity to grow the business; second, our capital structure combination of paying down our long-term debt. I will put an insert in there. We have very nicely priced long-term debt. So I wouldn’t—while we will make some incremental progress beyond perhaps the scheduled thing, I wouldn’t look for a lot of it. It is just a cross-capital issue that is pretty hard to resist keeping it for as long as we can.

MR. DUDAS (Sterne Agee): Understood, Ron.

Phil, intrigued about some of your comments about international opportunities—I mean, everybody has got a real big focus on North America and rightly so, but where do you see from the tank side and from the ECM side where we could see some good hits? Is it more just the run rate-type projects, or is there a couple decent opportunities out there that might hit the books in ‘14?

MR. ASHERMAN: Well, I think there’s some decent opportunities. When you look just at the overlay in our Fabrication Services, you know, when we take what we acquired from Shaw and we put it with our global model, there’s some tremendous opportunities, and that’s on all capital expenditures that we are seeing in Asia Pacific. So that’s going to be, in general, just a great opportunity from Fabrication Services and also in the Middle East.

I think there’s an interesting job that we just announced with this KNPC job, or Kuwait National, in the Middle East. I mean, those are interesting jobs that a couple of years ago, we had discussed having little opportunity because of the Korean influence, but we’re seeing that the Koreans aren’t necessarily as aggressive in their pricing in some of the new work.

I think we talked about it a few years ago that that—or I guess continuously about is that sustainable in terms of the pricing there, and I think we’re starting to see that perhaps there is some reversal in that trend where the jobs are becoming more competitive for western contractors, so I think that’s an area to watch.

We continue to hope that the Chinese will be aggressive, not only on their nuclear power plants, because they’ve talked about six more reactors using AP1000-type technology, and also on the regasification terminals that we started many years ago. So I think that it’s those kinds of opportunities that we look at.

And we see some continuing offshore work in our London office and certainly in our Singapore office. So all the offices are very full with those kind of businesses as well, so very diversified outlook for the year.

What you see, though, on your screen, though, the U.S. dominates. North America dominates simply because of the petrochemical facilities, the ethylene facilities, the export facilities which we are going to see this year. So that’s probably going to grab most everyone’s attention, but we are very pleased with what we see happening in the rest of the world as well.

MR. DUDAS (Sterne Agee): Excellent, Phil and Ron. Thank you very much.

MR. ASHERMAN: Okay, Michael.

TELECONFERENCE OPERATOR: Your next question comes from the line of Jamie Cook with Credit Suisse.

MR. ASHERMAN: Hello, Jamie.

MS. COOK (Credit Suisse): Hi. Good evening.

So couple of questions. One, you know, your margin performance in the quarter, you know, was fairly impressive, and some of your peers are talking about that inflection point where they really expect margins to start to improve in the back half of the year. So can you talk about any components in your business where you are feeling a little better about the margin side, in particular, given the strength that you saw in EC&M and on the Fabrication Services side?

The second question I have, I guess, relates to capacity, Phil. With some of the success you have had in winning awards so far, I mean, I think there’s a view that you guys probably get Cameron as well. You just got Freeport, so how you are thinking about capacity?

And then last—sorry. Ron, just on the free cash flow, I know Andy asked the question, and there were puts and takes, but in general, this year, do you expect free cash flow to be more comparable to your net income number, if you could just—because I felt like I don’t know that we really got an answer. Thanks.

MR. ASHERMAN: Okay. I’ll take it first while you think about free cash flow, Ron.

MR. BALLSCHMIEDE: I think about it every day.

[Laughter.]

MR. ASHERMAN: Well, margins are the inflection point. You know, it’s a matter, obviously, of mix. We might have a, probably, stronger mix, and even as we look at this year with potentially some new awards in those markets that you mentioned. But, yes, in fact, the margins could improve. We always have that opportunity for premiums and additional margins relative to fixed-price work.

We are also seeing, you got to remember, the outside of our—just our engineering and construction work, the kind of margins that we’re seeing improving all along the Fabrication Services line, and again, that touches every capital project throughout North America and elsewhere in the world. And we’re very pleased with seeing the margin improvements on that business. So we will be more in tune with how that business is performing as the year progresses, but we are quite encouraged by what we see there.

So I think between the two, as well as our traditional work and our legacy work in Steel Plate Structures, yeah, I think you could see some. I don’t think inherently, though, the market will drive higher margins. I don’t think reimbursable work necessarily will pay more than what you’ve traditionally seen on the operating income line, but I think it depends on the company’s mix of projects and geography that’s going to drive that. But I don’t think, inherently, the additional work is going to drive margins much higher than what you’ve seen in the past. It’s just performance against your mix of projects.

Capacity. Again, I think clearly with our joint venture partners, with Zachry in Freeport, we feel very comfortable about the capacity to handle that work. We have also included Chiyoda with doing some subcontract engineering work for us out of the Philippines. So we have got a good mix of work for—or good capacity for the Freeport work. We are hopeful about Sempra, and if that were to take place, we are going to do a lot of that operations out of our Baton Rouge office, again with a joint venture with Chiyoda.

So from an engineering standpoint, we have the capability to move engineering virtually anywhere around the world. Engineering specifically for LNG is best executed either in Houston, Yokohama, or London. So we have an opportunity to certainly use our global capacity between our engineering and joint venture partner.

When you look at construction, we’ve been working hard on developing training programs and partnerships with various states, particularly along the Gulf Coast. With all of the capital work, regardless of who has the prime contract, we see a delta of about 50,000 craft employees that are going to be needed to be added to the additional craft population along the Gulf Coast. So that’s a challenge for all companies and one that I think most companies are taking head-on certainly through training and plans to do more direct hire for these projects, which is certainly our plan as well.

So capacity, I think from an engineering standpoint and shop standpoint, I think we certainly have the capacity for the work that we see in front of us. We are working hard on making sure we also have the craft workers and have certainly built that into our planning for this year.

Ron, do you want to take cash flow?

MR. BALLSCHMIEDE: Sure. Yeah, I think over a cycle, we would continue to tell you that operating income is a pretty good surrogate for what we would expect our cash flow to be. It’s probably too little. There are some unique pieces of that certainly in 2014 and the future. I mentioned the nuclear advances. So, you know, if you just do that easy math, it’s 2- to $300 million of the nuclear side being essentially worked off per year for the next 4 or 5 as we finish those projects. Like I said, while that might be viewed as a negative, it’s we have the money and essentially in our—on our balance sheet somewhere at this point in time.

I think the other element of it is—and the reason we don’t give guidance on it, it is the most difficult to predict, and it has to do with the timing of our clients paying us in some cases. It’s not unusual to get a hundred-million-dollar check 3 days early or 3 days late, and that drives our numbers quite a bit.

So our guidance, my suggestion would be look at operating income adjusted for the nuclear side. We have a more CAPEX spent this year than the last. About 70- to $85 million is our planned incremental, but beyond that, I would expect the cash flows to start with operating income, come off those two or three things, and that would probably be a best number to model at this point in time.

MS. COOK (Credit Suisse): All righty. Thanks. I’ll go back in queue.

MR. ASHERMAN: Thanks, Jamie.

TELECONFERENCE OPERATOR: Your next question comes from the line of Jerry Revich with Goldman Sachs.

MR. ASHERMAN: Hello, Jerry.

MR. REVICH (Goldman Sachs): Good afternoon, and good evening.

Can you gentlemen update us on chemicals, pipeline, when do you expect final investment decisions on—I believe you’re bidding on one ethylene project, and can you just update us? Are there any propylene projects that you’re evaluating as well?

MR. ASHERMAN: Well, all of those are in the mix. When you look at our prospects going into next year for end markets, for example, I think about 44 percent of our prospects are probably in the LNG, maybe 60 percent combined between LNG, export, and related projects, and 19 percent or so of petrochemical projects. So certainly, without getting into discrete numbers of how many, we think there’s certainly several that—at least two or three that will be awarded this next year, but we are very encouraged by the diversity of the work and the strength of the North American market, and we think that’s going to continue to get traction.

MR. REVICH (Goldman Sachs): And in Australia, you’ve been very successful with MEI work. On the last call, you spoke about $2 billion of potential opportunities. I think a part of that was awarded on [?]. Can you just give us an update on how much work you’re looking for in Australia LNG and your prospects?

MR. ASHERMAN: We are going to be there for a long time working on MEI. We are still on the new side of the progress on Gorgon, got a lot of growth left to work off on that job.

There’s a couple of other prospective jobs out there which we are hopeful that will have similar type—maybe not the scale, but certainly type of awards, reimbursable- type projects. So we’ve been very successful on demonstrating our capability as one of the primary mechanical electrical contractors in Australia, which is kind of unique in our business. We don’t tend to do that elsewhere, but certainly in Australia, we’ve had great success, and we think it’s going to add to our new awards probably in the first half of the year.

MR. REVICH (Goldman Sachs): Okay, great.

And in China, really interesting opportunity you have there in nuclear. Can you just give us an update on when that could potentially turn into business for you? What are the discussions like with the customers there?

MR. ASHERMAN: Well, let me just—I will start the discussion by just saying remember it’s China. So we think there’s two tranches to that—well, actually three. Our Technology business tends to be extremely strong in China. We are seeing a lot of interest in petrochemicals and hydroprocessing, refining work, and petrochemicals across the board, so that’s a very strong market.

As far as the boots on the ground type of work, our Steel Plate Structures is busy developing other regasification projects, primarily on the tank side, working with CNOC and others. When we started down that program a number of years ago, the Chinese were predicting 14, at least, regasification projects built up and down the coast. I think there’s probably been a third of those built so far. So we’ve got still some headroom on that.

The nuclear work is really very kind of interesting. They purchased a tremendous amount of technology transfer from Westinghouse to develop their own nuclear fleet in China. We have been very successful in continuing our relationship with the utilities in China, CPI being one of them but the other utilities in China as well for the development of that, and they are probably on a pace to be more aggressive in the development of their program than elsewhere in the world.

So they have been talking six new reactors throughout China. So we think that program will get started, but again, even in the best of development cycles around the world, those projects are anywhere from 6 to 11 years in cycle time. So it’s a long-term program but one that we see on the horizon that looks very interesting to us.

MR. REVICH (Goldman Sachs): Thank you very much.

MR. ASHERMAN: Thank you.

TELECONFERENCE OPERATOR: Your next question comes from the line of Steven Fisher with UBS.

MR. ASHERMAN: Hello, Steven.

MR. FISHER (UBS): Hi. Good afternoon.

On the nuclear projects in the U.S., to what extent are you starting to pick up some speed and gain efficiencies as you go along there, and if you are, how might that affect the way the earlier cost disputes are going to be resolved? And then on that point, can you give us an update on kind of when you might expect to have some settlement there?

MR. ASHERMAN: Well, there are actually two different issues there. One is related to—the dispute actually is based on past issues in terms of additional scope and additional engineering required for the safety and reliability of the plants, driven by various regulatory requirements, so that’s one issue. But that doesn’t stop us or has anything to do with the progress on the existing work.

We are pretty pleased—and probably once we get comments from licensees to confirm this, but we have picked up the pace significantly in our Lake Charles and other plants. We have subcontracted some of the fabrication or modularization work outside of Lake Charles, and that program is proceeding very well. We are busily erecting the work over on the site, so more and more of this work is moving to the site. So I think all concerned, including the licensees on both projects as well as Westinghouse and our company, are very encouraged by the progress being made.

And again, let me just say that everything that’s being done additionally to that project points to the safety and reliability of these projects, and we are all on the same page and wanting the same thing about having the safest and most reliable nuclear projects anywhere in the world. So we are all working towards an end in a very, very stringent regulatory environment. So we are pretty encouraged about the way it’s going.

MR. FISHER (UBS): And in terms of timing of any settlement on the initial cost overrun issues or dispute issues?

MR. ASHERMAN: Well, it’s a little more complicated. The best thing I can say about that is that the discussions are on the table. Westinghouse is a major player in that. So it would probably be more appropriate for them to comment on the actual status of those discussions, but the discussion today is between the parties and not before a judge. So that’s very good, and I think the discussions will continue. The timing, I really don’t have an answer for you on that.

MR. FISHER (UBS): Okay. And if I could just ask you about the government segment, how quickly can that business recover from the shutdown earlier in the quarter from both a revenue and new award perspective, and can you get right back up to the level you had in Q2 and Q3 of 2013?

MR. ASHERMAN: Yeah. I think we’re going to see it fairly flat going into the next year, and we’ll just have to see how the activities go.

It was a big impact. It did disrupt the pipeline of new work. The decrease in funding level of MOX was certainly a contributor to that. Still and all, we were able to acquire a billion dollars’ worth of new work this past year. The margins are reasonable when you look at that most of it is the engineering construction work and fairly de-risk in terms of the contracts, but we don’t see any tremendous growth in that business, at least through 2014, and we will just have to see what the government’s response and their funding levels are for 2015 and beyond.

MR. FISHER (UBS): Is that flat with the 2013-overall level or the fourth quarter?

MR. ASHERMAN: Pretty much, yeah. I would probably look at that business as fairly flat going into 2014.

MR. FISHER (UBS): Okay, thank you.

MR. ASHERMAN: All right.

TELECONFERENCE OPERATOR: Your next question is from the line of Rob Norfleet with BB&T Capital.

MR. ASHERMAN: Hey, Rob.

MR. NORFLEET (BB&T Capital): Hey, good afternoon, and congratulations on a great year.

MR. ASHERMAN: Thank you.

MR. NORFLEET (BB&T Capital): Most of my questions have been answered. I’m just going to just have one or two.

A quick one, Ron. I wanted to ask you on the non-controlling interest. Clearly, we have a number of projects that are currently ramping that in the JV structure, and we have a number of projects that we’ve recently won and are bidding that are in the JV structure. So how should we look at modeling that number throughout the course of ‘14, as obviously it increased sequentially each quarter in 2013?

MR. BALLSCHMIEDE: Sure. Well, I think the good news is that the projects in the United States are generally 50-50 projects—in other words 50 percent us and 50 percent our partner—and structured in a way that will allow us to do what we call “proportionate consolidation.” So by example, in the case of Freeport, about $2.5 billion is our backlog, our new award and our backlog. We will report that as regular revenue and regular gross profit for our proportionate 50 percent share of $5 billion.

Others in United States are similarly structured. So right now, we don’t have any big inputs to the type of contracts or the percentage of ownership contracts that you’ll see that already exists and are generating the non-controlling interest that we saw in 2013.

Having said that, our largest—we’ll be wrapping up on the Papua New Guinea job here shortly, a great project for us, both safety and performance-wise, but we will be continuing to ramp up the Gorgon MEI work. So I would expect some growth out of that again, end of the year right at just under $60 million, and I guess I would expect 10 to 15 percent growth on that.

MR. ASHERMAN: CLG.

MR. BALLSCHMIEDE: Yeah. CLG is on the equity side, and they just continued the equity earning side, the third choice of all of these contracting methods and ownership that we do, and right now, they continue to have just a fabulous work in the refining world. And we would continue to look at that being an increase of some growth over 2013, which by itself was remarkable over 2012.

MR. NORFLEET (BB&T Capital): Okay, great. That was helpful.

And then lastly, you all had mentioned at your Analyst Day in the Fab Services business that you typically have capacity at around 65 percent. That enables you to kind of flex up during periods of high volume. Currently, we are seeing the volume pick up. So I guess my question is, as we see that capacity ramping, do you get operating leverage in that business, meaning should we see some additional incremental margin expansion in Fab Services as capacity goes higher?

MR. ASHERMAN: Yes, absolutely, Rob. That would be our plan. We get tremendous leverage out of our capital in those projects and certainly had a capacity and leverage from that.

We have the ability to transfer those orders in a variety of geographic places that make sense and some low-cost solutions around some of our Fabrication Services, particularly in our Mexico shop. So we are seeing great leverage in that, and as we look to expand capacity, the amount of capital required to expand capacity or even double capacity is fairly nominal compared to other ways we could spend our money, considering the kind of return we can get on that. So we are looking at that as a real opportunity that would improve our margins going into next year.

MR. BALLSCHMIEDE: That certainly is one of the items that caused our CAPEX to go up. They’re relatively modest per facility, but there’s lots of places around the world that we can easily increase capacity as we look forward to orders that are still—or opportunities that are still in front of us. So we want to be ready and have the capacity ready to take advantage of a fairly good-sized opportunity list.

MR. NORFLEET (BB&T Capital): Great. Thanks for your time. I appreciate it.

MR. ASHERMAN: Okay, Rob.

TELECONFERENCE OPERATOR: Your next question comes from the line of Brian Konigsberg with Vertical Research.

MR. ASHERMAN: Good afternoon, Brian.

MR. KONIGSBERG (Vertical Research): Hey, good afternoon, guys. Nice quarter.

MR. ASHERMAN: Thank you.

MR. KONIGSBERG (Vertical Research): I just have a couple of quick questions. Just some more clarity just on the backlog balance, so just trying to do the basic math, and I think you kind of pointed to this, but it wasn’t exactly clear. You know, if you just take the Q3 ending backlog, you add the orders, subtract out the revenue, you get about a billion dollars less in backlog balance than you reported. Was that all? I mean, you said FX was a headwind, but were there other change orders or other things that would explain that differential?

MR. BALLSCHMIEDE: It was primarily currency. So it is $800 million for the full year. I don’t have the fourth quarter number right in front of me, but there were significant movements in the fourth quarter of currency, and moving it by hundreds, high hundreds of million would not be a surprise.

MR. KONIGSBERG (Vertical Research): Okay.

MR. BALLSCHMIEDE: We haven’t had any cancellations out of backlog of any magnitude at all.

MR. KONIGSBERG (Vertical Research): I see. I see.

And just kind of on the savings, so you outperformed your initial estimate with the integration and savings between you and Shaw, I think you—I think at the Analyst Day, you were talking about $50 million of—in ‘14 as well. Maybe you could just reiterate whether that is your view, and maybe just give a little more flavor of, you know, where you see that coming from.

MR. ASHERMAN: Yeah. I think certainly we considered that in our guidance, and we expect that we can achieve that at least for 2014.

When we looked at the whole capital savings program, over—we looked at a 3-year horizon. So we expect over the 3 years to certainly be well in excess of $100 million, we’ll get out of cost synergies from the acquisition.

MR. BALLSCHMIEDE: When you think about it, the year one was sort of the year of corporate consolidation. Years two and beyond are continuing to look at our footprints on each of our operating groups and be more efficient in the way we do things.

MR. KONIGSBERG (Vertical Research): And if I could just ask one last one to Phil, I know you kind of discussed this, and there’s only so much you could say. Just on the discussions with Southern over Vogtle on the previous—I guess the disagreements on cost, I mean, I think that the narrative before was you feel very confident about your contracting structure that gives you protections that were clearly written out. I mean, is it turning out not to be that, I guess, straightforward and simple as you thought it would be?

MR. ASHERMAN: I guess my hesitancy now has nothing to do with the change in our position on that particular aspect. Actually, part of that original dispute has been so—and we’ve already incorporated in our numbers as far as the CB&I-specific-portion work. There is a large chunk in there that’s related to Westinghouse, them getting paid, then we getting paid, and we’re confident that that will fall within the range where we will certainly satisfy all of our obligations.

But it’s just the lead of those discussions are not with CB&I. So I am kind of hesitant to talk about the qualitative aspects of that negotiations, but we are very encouraged, that the dialogue is very good and very open between all the parties, and the fact that it’s going to be handled we believe at the table rather than a court of law is good for everyone concerned. So that’s the optimism I speak of, but it’s probably inappropriate for me to get too discrete on the qualitative aspects of the timing of that considering that we’re not in the lead of those discussions.

MR. KONIGSBERG (Vertical Research): Okay, fair enough. Thank you, guys.

MR. ASHERMAN: Okay. Thank you.

TELECONFERENCE OPERATOR: We have time for one last question. Your last question comes from the line of Will Gibrielski with Stephens.

MR. ASHERMAN: Hello, Will.

MR. Gabrielski (Stephens): Good evening. Nice quarter. Nice finish for the year.

MR. ASHERMAN: Thank you, sir.

MR. Gabrielski (Stephens): Can you walk through the puts and takes of the ECM margin in the quarter, just because we don’t have the K yet? And I’m wondering if anything was significant that you’d want to call out, either direction.

MR. ASHERMAN: Of the margins specifically?

MR. GIBRIELSKI (Stephens): Yeah, the ECM 5.8 percent margin.

MR. BALLSCHMIEDE: I think power it would be pretty consistent with what it’s been. It’s up a little bit for the quarter, but the oil and gas side saw some uptick. Some of that is simply because, you know, we’re coming to the end on the cost reimbursable, at least a couple of them or certainly the Papua New Guinea work, and that work is being replaced by other work around the globe, some of which is lump sum that has higher profit characteristics with of course the higher risk profile. So I think you are just starting to see a little bit of that.

And then don’t get linear on me. You know, I think it also has a lot to do with, you know, the particular jobs that get worked on in the year and while we move. So we’re happy with the movement. We continue to see them be moved towards the upper end, certainly the upper 50 percent of that range I talk about of 4 to 7, and if we see that moving any faster or slower as we book these new awards and start burning them in 2014 and beyond, it will move those rates for us. But for now, that 4 to 7, actually all of the percentages we historically talk about are still valid, albeit that we’re hitting sort of the top end of a couple of the operating groups on that performance.

MR. Gabrielski (Stephens): Okay. And then what was the nuclear revenue in the quarter, and how are you expecting that to ramp in ‘14 versus what you had said previously? Because I know there’s been some updates to CAPEX curves from some of your customers.

MR. BALLSCHMIEDE: We continue to see it’s about the same that it’s been the second, third, and fourth quarters. So for the full year, just under a billion dollars of revenue, and about between 9- and $10 billion to spend until they’re done in late ‘19 and 2020.

MR. Gabrielski (Stephens): Okay. Then lastly, you know, you guys are winning a lot of work in U.S., North America, and that’s not the case for everybody else out there. So the question is, you know, as you think about these markets tightening up and the lump-sum risk that you’ve taken on here, you are a lump-sum contractor. I think that’s your core, so that should be an advantage. But how do you think about mitigating risks early, and are there—you know, the ramp right now around getting permitting on these jobs and getting these jobs into the construction phase, especially in the U.S. specifically, when will we start to see that accelerate, and what impact does that have on your confidence or on getting labor and making sure you make money on this work?

MR. ASHERMAN: Well, first, on the risk of the projects, you’re right. Fixed-price large projects, they are certainly one of our competences. But I just have to just remind you that most of these major projects are done on some kind of hybrid negotiated basis, once that you go through the feed and you qualify and you get in the discussions with the owners. They usually narrow that list down, if not to one company, probably two, as we’ve seen that. So by the time we get to the point when the contract is signed, there is a pretty high confidence level that we’re going to be able to mitigate and there’s no material unfunded liability on these projects.

Also, the joint ventures that we have developed, I think is a huge mitigation factor and we’ve got quality, experienced joint venture partners on virtually everything we’re doing. So we think that’s going to be a tremendous help in terms of making sure that we stay on schedule and budget.

We’ve got a philosophy of self-performed direct hire to control more of the aspects of our work, and by the business that we have acquired in terms of pipe fabrication and certainly vessels and Steel Plate Structures that we already had, we certainly expand that ability to provide what I termed earlier, you know, as a—just bundling all of our services together, a real supply-chain type of approach to these projects. So I think all of that, Will, plays into our confidence level in terms of mitigating our risk.

As far as the permitting goes, for example, we are very pleased that it was announced that Sempra received its DOE permitting. I think there’s been a very—I won’t say relaxing, but certainly a better pace on the permitting for all the projects that we see in front of us. We don’t necessarily see permitting as an extraordinary impact on the projects, although we probably see that jobs like Freeport probably won’t start getting some real traction until midyear, so you won’t see that develop much in terms of revenues until the midyear. And Sempra is picking up some traction in terms of its permitting and start. So if we’re successful in being awarded that contract, we would see that as wrapping up pretty quickly. But those are the two that I think we have been watching very carefully as far as any potential delays.

The other LNG exports that are in the queue, I think there’s probably a handful of those that we’ll probably start seeing perhaps this year getting some approvals, and of course, you have got some international work like Mozambique and others which aren’t subject to those approvals but certainly are very large projects. And it will take some time to get through the development cycle.

MR. GIBRIELSKI (Stephens): Okay. I really appreciate it, and nice quarter.

MR. ASHERMAN: Thanks, Will.

TELECONFERENCE OPERATOR: We have reached the allotted time for questions. I would like to turn the call over to Mr. Asherman for closing remarks.

MR. ASHERMAN: Thank you.

Well, in closing, you know, I just remind everybody that 2013 marks 125 years since the creation of our company. Generations of CB&I employees have achieved many milestones. We’ve witnessed periods of exceptional success and faced great challenges and experiences that are part of our company legacy, and that certainly gives us the confidence to be optimistic about our future growth and the ability to maintain our focus on always delivering long-term returns to our shareholders.

I want to thank all of you for your attention this afternoon, and with that, that will conclude our call.

TELECONFERENCE OPERATOR: Thank you. This concludes today’s conference call. You may now disconnect.